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February 5, 1996



Mr. Robert R. Millard
Personnel Management, Inc.
1499 Windhorst Way, Suite 100
Greenwood, Indiana  46143

     Re:  Incentive Stock Option Agreement

Dear Mr. Millard

     Personnel Management, Inc. (the "Corporation"), pursuant to the Personnel Management, Inc. 1994 Stock
Option Plan (the "Plan"), hereby grants to you as of February 5, 1996 (the "Effective Date"), an incentive stock option (the "Option"), which Option shall have the following terms and conditions, in addition to those provided in the Plan:

     1. Number of Shares: The Option is for 50,000 shares of the Corporation's common stock, no par value (the "Common Shares"), subject to adjustment as provided in the Plan.

     2. Exercise Price: The per share exercise price shall be $6.30 (the average of the closing bid and asked prices for the five trading days immediately preceding the Effective Date of the Option), subject to adjustment as provided in the Plan.

     3.   Exercisability.  The Option shall become
          immediately exercisable with respect to 10,000
          shares covered by the Option, and the
          remaining 40,000 shares covered by the Option
          shall vest and first become exercisable,
          subject to your continued employment, in four
          installments of 10,000 shares each on each of
          the first four anniversaries of the Effective
          Date.  Notwithstanding the preceding sentence,
          the Option shall become immediately
          exercisable with respect to all shares covered
          by the Option upon (a) your death, (b) your
          "Permanent and Total Disability", as defined
          in the Plan, (c) your becoming entitled to the
          Severance Entitlement pursuant to and as
          defined in Section 3 of the Change of Control
          Severance Benefits Agreement dated February 5,
          1996, between you and the Corporation, (d) the
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          dissolution or liquidation of the Corporation,
          (e) a reorganization, merger or consolidation of the Corporation as a result of which the outstanding securities of the class then subject to the Option hereunder are changed into or exchanged for cash or property or securities not of the Corporation's issue, or
          (f) a sale of substantially all the property of the Corporation to another corporation or person.

The Option will expire with respect to all unpurchased shares at 5:00 p.m., E.S.T. on February 4, 2006.

     The Option, which is intended to qualify as an "incentive stock option" within the meaning of Section
422 of the Internal Revenue Code of 1986, as amended, shall be in all respects limited and conditioned as provided in the Plan. You should consult with your personal tax advisor regarding the tax consequences of exercising "incentive stock options" in connection with any future decision by you to exercise the Option in whole or in part. Under Sections 6 and 8 of the Plan, the Option generally cannot be voluntarily transferred by you and the Option generally cannot be exercised by anyone other than you during your lifetime. A copy of the Plan is enclosed with this letter. Exercise of the Option shall be subject to your making of the representations set forth below and any representations to such other matters as the Corporation's Stock Option
Committee, in its discretion, may determine to be necessary or advisable to evidence compliance with requirements under the Securities Act of 1933, as amended, or state securities laws for registering or exempting from registration any offer or sale of the Corporation's securities pursuant to the Plan.

     Neither this letter nor the Plan shall be construed as giving you any right to be retained in the employ of the Corporation and neither shall be construed as limiting in any way the Corporation's right to terminate or change the terms of your employment. The Option and your right to purchase or receive shares pursuant to the Option shall terminate within the time periods specified by Section 8 of the Plan in the event your employment with the Corporation is terminated.

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     This letter, upon your delivery of an executed copy
to the Corporation, shall constitute a binding incentive stock option agreement between you and the Corporation.


                             Very truly yours,

                             PERSONNEL MANAGEMENT, INC.


                             By /s/ Don R. Taylor
                               Don R. Taylor, President

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            ACKNOWLEDGMENT AND AGREEMENT

     I hereby acknowledge receipt of this letter granting me the above Option as well as receipt of a copy of the Plan, and I acknowledge and agree to be bound by the following:

     1. I have received a copy of this letter and the Plan (and the Company's Memorandum dated October 31, 1994 addressed to Participants in the Plan, which Memorandum constitutes part of the Prospectus covering securities that have been registered under the Securities Act of
1933) and agree to be bound by the terms and conditions set forth herein and therein.

     2. I agree to be responsible for, and to cooperate with the Corporation in connection with, the satisfaction of all applicable federal, state or local income tax withholding requirements and other like requirements arising therefrom.


EXECUTED this 5th day of February, 1996.



                        /s/ Robert R. Millard
                        Robert R. Millard

0669\EDGAR\MILLARD.SOP